Exhibit 10.2

FIRST AMENDMENT

TO

ASSET PURCHASE AGREEMENT

This First Amendment to the Asset Purchase Agreement (as defined below), dated as of June 7, 2005 (this “First Amendment”), is by and between Xanodyne Pharmaceuticals, Inc., a Delaware corporation (“Purchaser”), aaiPharma Inc., a Delaware corporation (“Parent”), and aaiPharma, LLC, a Delaware limited liability company (together with Parent, “Sellers”).

RECITALS

     A.      This First Amendment amends that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), by and among Sellers and Purchaser, dated as of May 6, 2003.

     B.      Sellers and Purchaser desire to modify the Asset Purchase Agreement, pursuant to Section 13.5 of the Asset Purchase Agreement, upon the terms and conditions set forth in this First Amendment.

     C.      Capitalized terms contained herein shall have the meaning ascribed to them in the Asset Purchase Agreement, unless otherwise expressly set forth herein.

AGREEMENT

NOW THEREFORE, Sellers and Purchaser hereby agree as follows:

ARTICLE I
AMENDMENTS

     Section 1.1      The definition of “Alternative Transaction” in the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Alternative Transaction” means (a) the sale (whether by stock sale, merger, consolidation or otherwise) of all or a substantial portion of the capital stock of Sellers, (b) the sale of all or any of the Purchased Assets pursuant to the Bidding Procedures, or (c) a transaction or series of transactions outside or independent of the Bidding Procedures that result in the Sellers realizing not less than an aggregate of $75,000,000 in cash and/or fair market value of debt and/or equity securities (such fair market value to be determined by the Bankruptcy Court or, if Sellers shall not then be the subjects of a Chapter 11 Case, then jointly by Sellers and Purchaser or, failing such joint determination, by an independent nationally recognized investment banking firm jointly selected by Sellers and Purchaser or, failing such joint selection, by such an independent nationally recognized investment banking firm selected by two other investment banking firms selected one each by Sellers and Purchaser) from the sale or transfer of Purchased Assets, in each case to a Person other than Purchaser, excluding the sale of Inventory in the Ordinary Course of

Business; provided, however, that a sale by a chapter 7 trustee will not constitute an “Alternative Transaction.”

     Section 1.2      The definition of “Restructuring Transaction” in the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"‘Restructuring Transaction’ means (a) a recapitalization transaction involving, in whole or in part, Sellers and its existing security holders or creditors, or (b) a transaction or series of transactions, including by way of a plan of reorganization, in connection with a chapter 11 liquidation or reorganization or other continuation of Seller’s business relating to some or all of the Purchased Assets; provided, however, that a sale by a chapter 7 trustee will not constitute an “Restructuring Transaction.”

     Section 1.3      Section 7.1(a) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"(a) Sellers acknowledge and agree that Purchaser has expended considerable time and expense in connection with this Agreement and the negotiation thereof and the identification and quantification of assets of Sellers. In consideration therefor, Sellers shall file with and seek the approval of the Bankruptcy Court of the Approval Motion, including the Break-Up Fee and Expense Reimbursement, and the entry by the Bankruptcy Court of the Bidding Procedures Order approving the payment of the Break-Up Fee in an amount equal to Four Million Dollars ($4,000,000) and the Expense Reimbursement in an amount not to exceed One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) (not including any amounts previously paid by Sellers) for Purchaser’s reasonable out-of-pocket documented expenses incurred in connection with the transactions contemplated hereby and the financing thereof and deeming the Break-Up Fee and the Expense Reimbursement as administrative priority expense claims under Sections 503(b) and 507(a)(1) of the Bankruptcy Code.”

     Section 1.4      Section 7.1(d) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"(d) If on or prior to twelve (12) months following the date of termination of this Agreement Sellers file with the Bankruptcy Court a Restructuring Transaction or enter into a Restructuring Transaction, Purchaser shall have an allowed administrative priority expense claim under Sections 503(b) and 507(a)(1) of the Bankruptcy Code for an Expense Reimbursement in an amount equal to Three Million Dollars ($3,000,000) (in each case less any amount previously paid to Purchaser in accordance with Section 7.1(b)), without regard to actual expenses incurred, and Sellers shall pay such amount to Purchaser on the first (1st) Business Day after consummation of such Restructuring Transaction.”

     Section 1.5      Exhibit F of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as set forth in Annex A hereto.

     Section 1.6      Exhibit I of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as set forth in Annex B hereto.

ARTICLE II
MISCELLANEOUS

     Section 2.1      This First Amendment contains the entire agreement of the parties with respect to the subject matter covered in this First Amendment.

     Section 2.2      This First Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State.

     Section 2.3      Except as amended hereby, all terms, conditions and provisions of the Asset Purchase Agreement remain in full force and effect, and the Asset Purchase Agreement shall continue in full force and effect.

     Section 2.4      This First Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

[Signature Page Immediately Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

XANODYNE PHARMACEUTICALS, INC.

By:	/s/ William A. Nuerge

Name: William A. Nuerge Title: Chief Executive Officer

AAIPHARMA INC.

By:	/s/ Ludo J. Reynders

Name: Ludo J. Reynders, Ph. D. Title: President and Chief Executive Officer

AAIPHARMA, LLC.

By:	/s/ Ludo J. Reynders

Name: Ludo J. Reynders, Ph. D. Title: President and Chief Executive Officer

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